Exhibit 99.1

FOR IMMEDIATE RELEASE
February 29, 2008
	CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FOURTH QUARTER AND YEAR-END 2007 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the fourth quarter ended December 31, 2007 were $203.9 million compared to sales of $203.0 million for the same quarter in 2006. Loss from continuing operations for the fourth quarter of 2007 was $7.0 million, or $0.25 per share, compared to a 2006 fourth quarter loss of $10.8 million, or $0.38 per share. The fourth quarter 2007 and 2006 results from continuing operations included restructuring and impairment costs of approximately $3.5 million and $12.4 million, of which $3.3 million and $4.1 million were cash charges, respectively. The effect of restructuring and impairment costs on earnings per share from continuing operations was $0.08 per share and $0.27 per share for the fourth quarters of 2007 and 2006, respectively. Also included in the fourth quarter of 2007 loss from operations were pre-tax charges of $1.8 million, or $0.04 per share, related to a customer bankruptcy. The $6.9 million improvement in pre-tax operating loss was primarily attributable to lower restructuring and impairment costs.

Paperboard volume as recorded by the company declined 22.2 thousand tons, or 9.3 percent, in the fourth quarter 2007 versus the fourth quarter 2006. Driving the decline was a reduction in outside paperboard purchased (-9.1 thousand tons), the closure of the Lafayette, IN and Reading, PA mills (-9.4 thousand tons) and lower gypsum facing paper production from our Premier Boxboard Limited (PBL) joint venture (-7.1 thousand tons) attributable to the decline in the housing market. Partly offsetting these reductions was an increase in same-mill uncoated recycled boxboard (URB) volume of 3.2 thousand tons. Containerboard volume sold at our PBL joint venture was up 24.3 thousand tons in the same period but historically has not been included in the company’s volume reporting. Industry volume was down 3.8 percent overall. Caraustar URB mill utilization, however, was 91.0 percent versus industry utilization of 90.3 percent.

P. O. BOX 115 • AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX • 5000 AUSTELL-POWDER SPRINGS ROAD . SUITE 300

AUSTELL, GA 30106-3227 • PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

February 29, 2008

For the year ended December 31, 2007, sales from continuing operations were $854.2 million, a decrease of 8.4 percent from sales of $933.0 million in 2006. Loss from continuing operations was $0.62 per share for the year ended December 31, 2007. Income from continuing operations for the year ended December 31, 2006 was $1.82 per share. The following table presents the earnings per share impact of restructuring costs and other significant transactions during 2007 and 2006:

	Full Year
	2007	2006
Restructuring and Impairment Costs	$(0.29)	$(0.82)
Gain on Sale of Standard Gypsum	—	2.93
Loss on Redemption of Debt	—	(0.22)
Accelerated Depreciation Expense	(0.01)	(0.13)

The $106.3 million decrease in pre-tax operating results was primarily attributable to the gain on sale of the company’s 50-percent partnership interest in Standard Gypsum, L.P. in 2006, a loss on redemption of debt in 2006, lower restructuring and impairment costs in 2007 and a decrease in equity in income of unconsolidated affiliates in 2007.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “The company has worked hard to replace volume impacted by a slowing U.S. economy. During the fourth quarter, our gypsum facing paper mills operated near capacity by producing alternate paper grades (tube and core grades at our Sweetwater mill and containerboard grades at our PBL joint venture), and our same-mill URB volume was up slightly over prior year. Capacity utilization for the industry continues in the low 90 percentiles. We are still challenged by high fiber and energy costs, which compressed margins $17 a ton in our mill group in the fourth quarter. As a result of continued cost pressures, we announced price increases for URB ($40/ton) and converted products (8%) in the first quarter 2008.

“We continue to invest in our core businesses, which is exemplified by the upgrade at our Sweetwater mill for tube and core grades, improvements at Austell Mill One for book stock, the new baler and shredder at our RFG facility in Texarkana, four new high-speed tube and core winders, one new edge protector line, two new folding carton presses and the recent acquisition of the assets of Mayers Fibre Tube and Core in Winnipeg, Canada. At our PBL joint venture, we have had a number of successful trials for higher margin white-top linerboard for our partner, Temple-Inland. As we refine production, we expect that this additional product line will complement PBL’s production of gypsum facing paper and other containerboard products. We believe that PBL will provide improved performance in 2008 versus 2007.

“Despite market pressures, we continue to refine and redefine the company to operate in these challenging times.”

Joint Ventures

Caraustar’s 50-percent owned interest in the Premier Boxboard Limited (PBL) mill contributed $0.8 million in equity in income from unconsolidated affiliates in the fourth quarter 2007 versus $0.4 million in the fourth quarter of 2006. Cash distributions were $3.0 million compared to zero for the same period last year. Both the increase in earnings and cash distributions were attributable to increased containerboard volume which offset the decline in gypsum facing paper volume.

Caraustar Industries, Inc.

February 29, 2008

Liquidity

The company ended the year with a cash balance of $6.5 million compared to $1.0 million at the end of 2006. During 2007, Caraustar generated $0.4 million of cash in operating activities, compared to cash used from operations of $3.1 million the previous year. This increase was primarily attributable to a $12.6 million decrease in working capital, a $13.8 million reduction in cash payments for interest, partially offset by a decrease in distributions from PBL of $4.0 million, an $11.9 million increase in pension contributions and reduced income from operations before restructuring and impairment costs of $5.9 million. Cash proceeds from asset sales of approximately $28.7 million received in 2007 also supplemented liquidity. Capital expenditures decreased year-over-year from $38.2 million to $26.6 million in 2007. The $11.6 million decrease was primarily due to unusually large investments in 2006 that were completed in 2007. Those major investments that commenced in 2006 included significant machinery and equipment upgrades in our mill and carton systems, development and implementation of ERP (Enterprise Resource Planning) systems, and $1.7 million associated with the buyout of leased equipment precipitated by the sale of the partition business in the first quarter of 2006. Capital expenditures in 2008 are expected to be less than $15 million.

As of December 31, 2007, the company had $10.3 million in borrowings outstanding under the revolving portion of its Senior Credit Facility and $15.0 million of letters of credit outstanding that reduce availability. As of December 31, 2007, the company had availability under the revolving portion of the Senior Credit Facility of $31.3 million.

Caraustar Industries, Inc. will host a conference call to review fourth quarter and full-year 2007 financial results on Friday, February 29, 2008 beginning at 9:00 a.m. (EST) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

Caraustar Industries, Inc. (NASDAQ: CSAR), a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of

Caraustar Industries, Inc.

February 29, 2008

activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its announced strategic transformation plan, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

###

Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
CSAR Mill Tons Sold (Market) *	101.5	111.4	112.5	117.6	119.7
CSAR Mill Tons Converted	82.1	83.7	86.4	79.7	77.0

Total CSAR Mill Tons *	183.6	195.1	198.9	197.3	196.7
Outside Paperboard Purchased	32.2	38.6	40.3	41.5	41.3

Total Paperboard Controlled *	215.8	233.7	239.2	238.8	238.0

Tube & Core Tons	74.4	77.4	77.6	75.6	76.2
Folding Carton Tons	52.0	55.4	56.8	57.7	56.5
Gypsum Paper Tons *	44.6	50.1	52.0	50.5	51.3
Other Specialty Tons *	44.8	50.8	52.8	55.0	54.0

Total Paperboard Controlled *	215.8	233.7	239.2	238.8	238.0

PBL gypsum facing and other specialty paper sold *	28.0	35.0	36.3	35.8	35.1

Changes in Selling Price and Costs ($/ton):

	Q4 2007 vs. Q4 2006	Q4 2007 vs. Q3 2007
Mill Average Selling Price	$33.1	($1.5)
Mill Average Fiber Cost	52.2	3.6
Mill Average Fuel & Energy Cost	(2.5)	7.1

Net Decrease	($16.6)	($12.2)

Tubes and Cores Average Selling Price	$43.3	$0.0
Tubes & Cores Average Paperboard Cost	36.1	(4.1)

Net Increase	$7.2	$4.1

Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest,

Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
Net cash provided by (used in) operating activities	$5,909	$6,755	$(4,381)	$(7,847)	$(6,963)
Changes in working capital items and other	(11,523)	(2,188)	7,211	2,400	6,914
Benefit for income taxes	(3,923)	(1,289)	(1,533)	(3,290)	(8,069)
Change in deferred taxes	4,029	1,438	1,616	3,414	6,009
Interest expense	4,401	4,880	4,829	4,650	4,391
Return of investment in unconsolidated affiliates	1,797	—	—	—	—

EBITDA **	$690	$9,596	$7,742	$(673)	$2,282

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2007	2006	2007	2006
Sales	$203,915	$203,033	$854,219	$933,044
Cost of goods sold	182,481	178,519	747,780	801,351
Selling, general and administrative expenses	25,855	26,521	103,193	122,529

(Loss) income from operations before restructuring and impairment costs	(4,421)	(2,007)	3,246	9,164
Restructuring and impairment costs	3,516	12,391	13,183	37,790

Loss from operations	(7,937)	(14,398)	(9,937)	(28,626)
Other (expense) income:
Interest expense	(4,401)	(4,391)	(18,760)	(25,913)
Interest income	50	95	208	3,829
Equity in income of unconsolidated affiliates	826	507	1,770	5,613
Loss on redemption of senior subordinated notes	—	—	—	(10,272)
Gain on sale of interest in unconsolidated affiliates	—	—	19	135,247
Other, net	196	(18)	370	52

	(3,329)	(3,807)	(16,393)	108,556

(Loss) income from continuing operations before income taxes and minority interest	(11,266)	(18,205)	(26,330)	79,930
Benefit (provision) for income taxes	4,276	7,430	8,712	(27,984)
Minority interest in income	—	—	—	(102)

(Loss) income from continuing operations	(6,990)	(10,775)	(17,618)	51,844

Discontinued operations:
Income (loss) from discontinued operations before income taxes	569	(2,356)	(8,221)	(6,809)
(Provision) benefit for income taxes of discontinued operations	(353)	639	1,323	2,297

Income (loss) from discontinued operations	216	(1,717)	(6,898)	(4,512)

Net (loss) income	$(6,774)	$(12,492)	$(24,516)	$47,332

Basic (loss) income per common share
Continuing operations	$(0.25)	$(0.38)	$(0.62)	$1.82

Discontinued operations	$0.01	$(0.06)	$(0.24)	$(0.16)

Net (loss) income	$(0.24)	$(0.44)	$(0.86)	$1.66

Weighted average number of shares outstanding	28,640	28,595	28,621	28,575

Diluted (loss) income per common share
Continuing operations	$(0.25)	$(0.38)	$(0.62)	$1.82

Discontinued operations	$0.01	$(0.06)	$(0.24)	$(0.16)

Net (loss) income	$(0.24)	$(0.44)	$(0.86)	$1.66

Diluted weighted average number of shares outstanding	28,640	28,595	28,621	28,607

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$6,548	$1,022
Receivables, net of allowances	74,207	85,577
Inventories	65,412	75,041
Refundable income taxes	104	172
Current deferred tax assets	5,841	9,272
Other current assets	7,061	8,354
Assets of discontinued operations held for sale	96	—

Total current assets	159,269	179,438
Property, plant and equipment:
Land	9,803	10,316
Buildings and improvements	83,685	93,275
Machinery and equipment	402,968	436,705
Furniture and fixtures	32,345	29,975

	528,801	570,271
Less accumulated depreciation	(288,892)	(306,666)

Property, plant and equipment, net	239,909	263,605

Goodwill	122,542	127,574

Investment in unconsolidated affiliates	39,117	41,574

Other assets	11,183	12,084

	$572,020	$624,275

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of debt	$5,830	$5,830
Accounts payable	63,968	65,033
Accrued interest	1,773	1,482
Accrued compensation	9,828	10,127
Accrued pension	496	271
Capital lease obligations	72	544
Other accrued liabilities	20,913	27,187

Total current liabilities	102,880	110,474

Long-term debt, less current maturities	253,012	260,092

Long-term capital lease obligations	14	91

Deferred income taxes	34,082	43,315

Pension liability	27,980	38,854

Other liabilities	14,233	9,863

Shareholders’ equity
Common stock	2,947	2,909
Additional paid-in capital	192,978	191,411
Retained deficit	(35,127)	(7,502)
Accumulated other comprehensive loss	(20,979)	(25,232)

Total shareholders’ equity	139,819	161,586

	$572,020	$624,275

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended
	December 31, 2007	December 31, 2006

Operating activities:
Net (loss) income	$(24,516)	$47,332
Depreciation and amortization	19,907	24,171
Equity-based compensation expense	1,335	1,795
Loss on redemption of senior subordinated notes	—	10,272
Restructuring and impairment costs	9,693	28,678
Deferred income taxes	(10,497)	23,702
Gain on sale of interest in unconsolidated affiliates	(19)	(135,247)
Loss on sale of assets held for sale	—	4,862
Equity in income of unconsolidated affiliates	(1,770)	(5,613)
Distributions from unconsolidated affiliates	2,203	5,080
Changes in operating assets and liabilities, net of acquisitions	4,100	(8,146)

Net cash provided by (used in) operating activities	436	(3,114)

Investing activities:
Purchases of property, plant and equipment	(26,601)	(38,169)
Proceeds from disposal of property, plant and equipment	7,054	3,554
Proceeds from sale of assets held for sale	21,680	26,336
Acquisition of businesses, net of cash acquired	—	(11,059)
Changes in restricted cash	(147)	14,841
Net proceeds from the sale of interest in unconsolidated affiliates	161	148,460
Return of investment in unconsolidated affiliates	1,838	2,920
Investment in unconsolidated affiliates	(78)	—

Net cash provided by investing activities	3,907	146,883

Financing activities:
Proceeds from senior credit facility—revolver	143,160	74,027
Repayments of senior credit facility—revolver	(137,821)	(69,027)
Proceeds from senior credit facility—term loan	—	35,000
Repayments of senior credit facility—term loan	(11,063)	(3,889)
Repayments of long-term debt	—	(272,474)
Proceeds from note payable	7,436	—
Deferred debt costs	—	(1,139)
Payments for capital lease obligations	(549)	(504)
Issuances of stock, net of forfeitures	20	107

Net cash provided by (used in) financing activities	1,183	(237,899)

Net change in cash and cash equivalents	5,526	(94,130)
Cash and cash equivalents at beginning of period	1,022	95,152

Cash and cash equivalents at end of period	$6,548	$1,022

Supplemental Disclosures:
Cash payments for interest	$20,876	$34,643

Income tax payments, net of refunds	$300	$2,520

Property acquired under capital leases	$—	$36